UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 23, 2008

Blackbaud, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 23, 2008, Blackbaud, Inc. (“Blackbaud”) entered into a First Amendment to Credit Agreement and Lender Addition and Acknowledgement Agreement (the “Amended Credit Facility”) with the lenders referred to therein (the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent. This Amended Credit Facility amended the original Amended and Restated Credit Agreement Blackbaud entered into on July 25, 2007 (the “Original Credit Facility”). This Amended Credit Facility will allow Blackbaud to increase the amount they may borrow under the revolving credit facility by approximately $15 million.

The Amended Credit Facility allows for an aggregate principal amount of $90,000,000 that matures on July 25, 2012, subject to early termination by Blackbaud or the Administrative Agent, on behalf of the Lenders. The terms and conditions of the Amended Credit Facility remain generally the same as the Original Credit Facility. However, this Amended Credit Facility will account for an increase in the aggregate principal amount of all outstanding loans under the revolving credit facility, an increase of the aggregate principal amount of all swingline loans and will account for one of the two permissible increases in the revolving credit commitment.

The description of the Amended Credit Facility, provided above is qualified in its entirety by reference to the full and complete terms contained in the Amended Credit Facility which is filed as Exhibit 10.32 to this report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described in Item 1.01 above, on June 23, 2008, Blackbaud entered into an Amended Credit Facility. The Amended Credit Facility is attached hereto as Exhibit 10.32. The description of the Amended Credit Facility in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.32	First Amendment to Credit Agreement and Lender Addition And Acknowledgment Agreement dated as of June 23, 2008 by and among Blackbaud, as Borrower, the Lenders, and Wachovia Bank, National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: June 26, 2008	/s/ Timothy V. Williams
Timothy V. Williams,
Senior Vice President and Chief Financial Officer